Exhibit 19
OPTIMUM COMMUNICATIONS, INC.
Insider Trading Policy

1.0OVERVIEW
As a general matter, the U.S. securities laws and regulations prohibit a company’s insiders, including but not limited to its employees and members of the board of directors (“Board Members”), from trading in the Company’s securities when in possession of material non-public information (defined in Section 2.C). The laws also generally prohibit a company’s insiders from disclosing such information to others who may trade on the basis of that information. Individuals who trade when aware of material non-public information, or who improperly disclose such information, may face serious criminal and civil penalties, as may the company which employs such traders. This Insider Trading Policy (“Policy”) provides requirements designed to prevent insider trading and other similar improper conduct by Company employees, Board Members and others associated with the Company. Furthermore, the Company will only buy, sell, transfer, exchange or lend securities of the Company in compliance with U.S. securities laws.
The following are the core requirements of this Policy. Details of the Policy’s full requirements are in Sections 2.0-6.0. In sum, no Company employee or Board Member, while in possession of material non-public information concerning the Company, may buy or sell Company securities or pass such information to a person who is not authorized to have such information. See Section 3.A. These same restrictions apply to material non-public information concerning other companies that is obtained by virtue of working for or providing services to the Company. See Section 3.A. Additionally, Access Persons (as that term is defined in Section 4.A), as well as certain administrative assistants of these executives, may not buy or sell Company securities during set Closed Periods (as that term is defined in Section 4.A). Further, Pre-Clearance Persons (as that term is defined in Section 4.B) may only buy or sell Company securities during a period other than a set Closed period, and only after first pre-clearing transactions with the Legal Department. See Section 4.B.
If you have any questions about this Policy, please contact [***], [***].
2.0SCOPE OF THE POLICY
A.Persons Covered by this Policy
The General Restrictions of this Policy (see Section 3.0) apply to all Company employees and Board Members (“Covered Persons”). There are also additional trading restrictions that apply to all Access Persons, including requiring these Persons to trade in-scope securities only during a period that is not a defined Closed Period. See Section 4.A. Additionally, a smaller subset of Access Persons, called Pre-Clearance Persons, are required to pre-clear all in-scope trades in Company Securities. See Section 4.B.

Further, all of the Policy’s restrictions (including the restrictions in both Sections 3.0 and 4.0) apply to all Immediate Family Members of a Covered Person who is subject to the restriction. “Immediate Family Members,” as such term is used in this Policy, includes children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law (including adoptive relationships) who reside with a Covered Person, or anyone else who does not reside with the Covered Person, but is materially dependent upon the Covered Person for financial support or is otherwise subject to the Covered Person’s influence or control.
B.Types of Securities Transactions Covered by This Policy (see also prohibited transactions, in Section 3.B)
The Policy’s trading restrictions (as explained further in Sections 3.0 and 4.0) apply to a broad range of transactions involving Company securities,1 regardless of whether such transactions are made through the Company’s stock plan administrator or through personal or other accounts, and including the following types of transactions:
•Buying or selling any Company security;
•Making gifts or grants of any Company security, although such gifts or grants may be permissible by Access Persons and Pre-Clearance Persons during Closed Periods (as that term is defined in Section 4.A) so long as the anticipated transaction has been pre-cleared through the process explained in Section 4.B;
•Placing any Company security in margin accounts; or
•Pledging any Company security to secure a loan, although such pledges may be permissible by Access Persons and Pre-Clearance Persons during Closed Periods (as that term is defined in Section 4.A) so long as the anticipated transaction is pre-cleared by the Legal Department as explained further in Section 4.B.
The Policy’s trading restrictions also apply to certain transactions under Company benefit plans, as follows:
•Stock Option Exercises. This Policy’s trading restrictions apply to exercising any options and stock appreciation rights (except as noted below).
However, the Policy’s trading restrictions do not apply to certain other transactions, including:
•All-Cash Stock Option Exercises-and-Holds. This Policy’s trading restrictions do not apply to exercising options (and stock appreciation rights) in the case of the exercise of an option for cash where no shares are sold directly or indirectly. Note that the disposition of shares in connection with the withholding of shares by
1     “Securities” include stock (i.e., common or preferred), bonds, notes or debentures (including convertible debt securities), put and call options or other derivative securities and other marketable securities.

the Company to fund the exercise prices or pay taxes would be within the scope of this Policy.
•Standard 401(k) Payroll Contributions. The Policy’s trading restrictions do not apply to purchases of Company stock in the 401(k) plan resulting from automatic, periodic contributions of money to the plan pursuant to a standing payroll deduction election. However, increases or decreases in the level of contributions are within the scope of this Policy.
•10b5-1 Plans. Transactions in Company securities made in accordance with a written trading plan that complies with Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) promulgated by the Securities and Exchange Commission (“SEC”), commonly known as a “10b5-1 Plan,” are not prohibited by this Policy. However, purchase or sale plans that contemplate the periodic purchase or sale of Company securities must comply with Rule 10b5-1, and are not permitted unless pre-cleared by the Legal Department. The Company is required to make certain public disclosures on 10b5-1 Plans entered into by directors and certain officers. By adopting a 10b5-1 Plan, you consent to the Company publicly disclosing that you adopted the plan and the key terms of the plan. You also consent to the Company publicly disclosing any modification or termination of the plan.
C.Definition of Material Non-public Information
Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Material information can be positive or negative. Examples of potentially material information include but are not limited to:
•Quarterly and year-end earnings and significant changes in financial performance, outlook or liquidity;
•Changes in debt ratings;
•Forecasts or budgets that differ significantly from external expectations;
•Stock splits, spin-offs, public or private securities offerings, or changes in dividend policies or amounts;
•Significant developments involving corporate relationships or transactions;
•News of a pending or proposed merger or other acquisition or divestiture;
•Actual or threatened major litigation or developments relating to or the resolution of such litigation; and

•Significant changes in senior management.
Non-public Information. Non-public information is information that is not generally known or available to the public. Information becomes public when disclosed to achieve broad dissemination to the investing public generally, without favoring any special person or group, and there has been adequate time for the public to digest that information. Information is generally regarded as digested by the market one trading day after it is publicly released. For example, if an announcement is made on a Monday after the closing of the stock market, Wednesday would be the first day such announcement would be deemed public. Examples of broad dissemination include press releases, filings with the SEC, and meetings, conference calls or webcasts to which the public has been invited. See also the Communications Policy, which explains which employees have authority for disseminating such information, and the process to be followed for such dissemination.
3.0GENERAL RESTRICTIONS APPLICABLE TO ALL COVERED PERSONS
The restrictions explained in this Section 3.0 apply to all Covered Persons. Each such restriction applies equally to Covered Persons’ Immediate Family Members (as defined in Section 2.A).
A.Prohibition Against Insider Trading
Use of Material Non-public Information About the Company. Any Covered Person who is aware of material non-public information about the Company must NOT: (i) engage in any transaction in Company securities until the material non-public information has been widely publicized; or (ii) disclose the material non-public information to any unauthorized person. See also the Company’s Confidential Information Policy2. The following activities are expressly prohibited under this Policy:
No Covered Person who is aware of material non-public information about the Company may, directly or indirectly through other persons or entities:
•Engage in any transaction in Company securities;
•Pass the material non-public information on to any other person where there is reason to believe such person may trade, including friends and family (a practice referred to as “tipping”). Note that tipping can result in the same penalties as trading even though you did not trade (and did not gain any benefit from the trade), and the same penalties may apply to both tippers and tippees; or
•Make recommendations, or express opinions, to any other person as to whether to trade in Company securities, except a Covered Person may advise another
2     Covered Persons must also comply with the requirements of the Company’s Confidential Information Policy, and other relevant policies, which prohibit the sharing of certain information to any unauthorized person.

Covered Person if trading in Company securities might violate the law or this Policy.3
Use of Material Non-public Information About Other Companies. Covered Persons may become aware of material non-public information about other companies during the course and scope of providing services to the Company. It is against Company policy for Covered Persons who have such information about any other company (including but not limited to affiliates of the Company, and current or prospective customers, suppliers, joint venture participants, acquisition targets, or any other business partners of the Company) to buy or sell that company’s securities, or use that information in any of the other ways prohibited in this Policy. Misuse of material non-public information about other companies obtained through the Company not only may violate U.S. securities laws, but also may damage the Company’s business relationships and reputation. As such, Covered Persons should treat material non-public information about third-party companies with the same care required for material non-public information about the Company.
B.Other Prohibited Transactions and Activities
Covered Persons, even when not in possession of material non-public information, may not engage in certain other transactions and activities relating to Company securities, as explained below.
1.Commenting on Company Securities or Providing Trading Advice. Even when not in possession of material non-public information, no Covered Person should comment about Company securities, whether positively or negatively, to any third party including, in particular, investment professionals. Discussions about Company securities should be managed by the Company’s CEO, CFO, and Investor Relations professionals. Employees may have discussions with their Immediate Family Members and personal financial and tax advisers about employees’ personal investments in Company securities, so long as these discussions otherwise comply with the requirements of this Policy.
2.Hedging, including Puts and Calls. Pre-clearance for hedging transactions designed to hedge or offset decreases in the market value of Company securities (including trading in futures and derivative securities, exchange traded options, puts, calls, collars, forward sale contracts, equity swaps, exchange funds or other similar arrangements or instruments) is required for all Covered Persons. Long-term hedging transactions that are designed to protect an investment in Company securities (i.e. hedges for at least one year that relate to stock or options held by the individual) may be permissible, so long as the anticipated transaction has been pre-cleared through the process explained in Section 4.B. Public put and call transactions are prohibited, even when not in possession of material non-public information.
3     As set forth below (see Section 3.B.1), this Policy also includes a more general prohibition against commenting on Company securities, which applies even when the Covered Person is not aware of any material non-public information about the Company.

3.Short Sales. Even when not in possession of material non-public information, no Covered Person shall, directly or indirectly at any time, sell any Company equity security if the Covered Person selling the security: (1) does not own the security sold (a “short sale”); or (2) if owning the security, does not deliver it against such sale (a “short sale against the box”) unless otherwise permitted by the Company.
C.Individual Responsibility for Determining Material Non-public Information
The responsibility for determining whether you possess material non-public information ultimately rests with you. If you have any doubt as to whether the information you are aware of is “material” or “non-public,” consult with the Legal Department prior to engaging in a securities transaction.4 Pre-clearance of a transaction (as explained in Section 4.B) does not constitute personal legal advice because, among other reasons, the Legal Department represents the Company and not Covered Persons individually.
D.Special Blackouts
From time to time, facts and circumstances may arise that are potentially material to the Company, and/or other companies doing business with the Company, and known to certain people but not yet disclosed to the public. In such cases, the Legal Department, in consultation with others as needed, may designate and notify certain persons not to engage in any transaction in Company securities and/or the securities of other companies while the potentially material information remains non-public (“Special Blackout”). No person subject to a Special Blackout may engage in any transaction in Company or other affected securities during the blackout period. Any person made aware of a Special Blackout may not disclose its existence to any other person.
E.Post-Termination Transactions
Covered Persons should be mindful that they may not trade while in possession of material non-public information even after their employment or other relationship with the Company terminates.
4.0ADDITIONAL TRADING RESTRICTIONS APPLICABLE TO SPECIFIED INDIVIDUALS
This Section 4.0 imposes additional trading restrictions on Access Persons (as defined below), including Immediate Family Members and certain administrative assistants of other Access Persons, as indicated below.
A.Closed Periods
1.Access Persons. The Company has determined that the following individuals (even if not aware of any material non-public information about the Company) may only engage in transactions in Company securities during a period other
4     As explained in Section 4.B, certain individuals are required to pre-clear transactions in Company securities.

than a “closed” period designated by the Company (such individuals collectively referred to as “Access Persons”).
•Board Members (i.e., all members of the Company’s Board of Directors);
•Executive Officers (i.e., the persons listed in the Company’s Annual Proxy Statement as executive officers);
•Other employees, including: (i) presidents, executive vice presidents, employees in charge of principal business units, and any direct reports of the CEO or CFO (to the extent not already included as an Executive Officer), (ii) employees that have access to undisclosed financial results (including, without limitation, certain members of the Accounting, Finance, Treasury, Financial Strategy & Development, Investor Relations, Tax and Media Relations Departments), (iii) certain members of the Legal, Government Affairs and Internal Audit departments, (iv) any other persons or departments that may be designated from time to time by the Legal Department, and (v) certain administrative assistants of the preceding persons;
•Other persons as may be designated and notified from time to time by the Legal Department; and
•Any and all Immediate Family Members of the above persons.
The Legal Department will update (no less than once each quarter), maintain, and distribute a list of all Access Persons.
2.Closed Period. Unless a different Closed Period is set by the Company, the designated Closed Period is as follows:
Beginning at the close of market on the last trading day that is 21 calendar days prior to the end of the current calendar quarter (and if the 21st calendar day prior to the end of the quarter falls on a Saturday or Sunday, then the last trading day prior thereto) and ending at the open of market on the second trading day following the date of public disclosure of the Company’s financial results for the current calendar quarter or year (“Closed Period”).
Trading during a period that is not a Closed Period is not and should not be considered a “safe harbor;” meaning that you should not assume that a trade made during a period that is not a Closed Period complies with U.S. securities laws and regulations merely because it does not occur within the Closed Period. Even if it is not a Closed Period, you may not engage in any transaction in Company securities in any of the following circumstances:
•If you are aware of material non-public information about the Company (see Section 3.A);

•If a Special Blackout period is in effect that applies to you (see Section 3.D); or
•Without obtaining pre-clearance, if the Access Person is also subject to the Company’s pre-clearance policy (see Section 4.B).
B.Pre-Clearance of Transactions in Company Securities
1.Pre-Clearance Persons.
In addition to rules regarding Access Persons mentioned above, the following subset of Access Persons are prohibited from engaging in any transaction in Company securities (even if not in a Closed Period) without first obtaining pre-clearance in writing from the Legal Department (each such person referred to as a “Pre-Clearance Person(s)” or a “Requestor”).
•Board Members (as defined in Section 4.A(1));
•Executive Officers (as defined in Section 4.A(1));
•Other senior management employees as may be designated and notified from time to time by the Legal Department (including certain of those persons identified in (i) and (ii) of the third bullet point under Section 4.A(1));
•All executive and administrative assistants of the above persons; and
•Any and all Immediate Family Members of the above persons.
The Legal Department will update (no less than once each quarter), maintain and distribute a list of all Pre-Clearance Persons.
2.Pre-Clearance Process.
A request for pre-clearance to trade in Company securities should be emailed to [***], [***] (or in his absence, such other person as the Company may designate) or the Legal Department at least two trading days in advance of the proposed transaction, using the form set forth as Attachment A to the Policy. After the submission of a pre-clearance request, [***] (or other designated attorney) may discuss the proposed transaction with the Requestor as needed, including inquiring whether the Requestor is aware of any possible material non-public information about the Company. The Requestor should carefully consider and fully disclose to [***] (or another designated attorney) any potential material non-public information he/she possesses about the Company.
Upon receipt of a pre-clearance request, [***] may consult with others as needed before any pre-clearance determination is made. A pre-clearance determination (granting or denying pre-clearance) will be made in writing to the Requestor (an email is sufficient), generally within two days of submission of the pre-clearance request, and a record of the determination (documenting the pre-clearance request, the date of the pre-clearance determination, and other pertinent information) will be retained by the Legal Department. Any grant of pre-clearance will remain valid until the close of trading five business days following the day on which it was granted, including the pre-clearance of “limit orders,”5 unless: (i) a shorter time period is provided by the Legal Department; (ii) an exception allowing for additional time to execute the transaction is granted in writing by the Legal Department (an email is sufficient); or (iii) the Requestor becomes aware of material non-public information before the transaction is completed, in which case the pre-clearance is void and the transaction must not be completed. Transactions not effected within the time limit (or any extension thereof) must again be pre-cleared.
The Legal Department is under no obligation to grant pre-clearance and may determine not to pre-clear any transaction. If pre-clearance is denied, the Requestor should refrain from initiating any transaction in the Company’s securities and should not inform any other person of the restriction. A request for pre-clearance will be automatically denied if the requested transaction would occur during a Closed Period or during a Special Blackout.
The Requestor is ultimately responsible for ensuring that he/she does not have material non-public information about the Company, and that he/she complies with all other legal obligations, before engaging in any transaction in Company securities. Pre-clearance determinations do not constitute personal legal advice to the Requestor because, among other reasons, the Legal Department represents the Company and not Covered Persons individually, and does not in any way insulate an individual from liability under U.S. securities laws and regulations. Nor does pre-clearance mean that the Requestor should engage in the proposed transaction in Company securities, only that his/her request to do so has been cleared. The decision whether to engage in the transaction, and the responsibility for doing so, is ultimately that of the individual.
C.Section 16 of the Securities Exchange Act
Board Members and executive officers are subject to the reporting and short swing profit recovery provisions of Section 16 of the Exchange Act and must comply with the applicable reporting requirements and avoid engaging in short swing transactions, whether or not in possession of material non-public information. Directors and executive officers are subject to Section 16 of the Exchange Act for a period of time under certain circumstances even after they are no longer serving as a Board Member or executive officer.
5.0CONTRACTORS
The term “Contractor” as used herein includes independent contractors and employees of independent contractors. Employees, generally speaking, should not share material non-public
5     A limit order is when a person places an order with the Company’s stock plan administrator (or another broker) to automatically buy stock if it hits the limit price or lower, or conversely to sell if the stock reaches the limit price or higher. Limit orders may raise special issues, thus Requestors should allow the Legal Department additional time to consider any pre-clearance request that involves a limit order.

information with Contractors. If it is essential for a Contractor to have material non-public information in order to provide services to the Company, then the employee who oversees the contractor must ensure that the Contractor has first signed an appropriate non-disclosure agreement.
6.0COMPLIANCE, CONSEQUENCES OF NONCOMPLIANCE, AND REPORTING OF VIOLATIONS
Every person subject to the Policy (whether an employee, Board Member, or Contractor of the Company) has the individual responsibility to comply with the Policy. Additionally, each employee or Board Member is responsible for ensuring that any Immediate Family Member complies with the Policy. This means that each employee or Board Member should not allow any Immediate Family Member to engage in a securities transactions that he/she himself would not be able to engage in under this Policy, and should notify such Immediate Family Members of the applicable requirements of this Policy and make them aware of the need to confer with him/her before they trade in Company securities.
In addition to facing possible criminal and civil penalties, each person subject to this Policy who fails to comply with the Policy (or to ensure compliance by Immediate Family Members) may be subject to, in the case of an employee, corrective action up to and including separation from the Company, regardless of whether the failure to comply with this Policy results in a violation of law.
Any Company employee or Board Member who becomes aware of a potential violation of this Policy should promptly report the matter to the Legal Department or the Company’s Integrity Hotline at [***]; or Website: [***].
7.0RELATED POLICIES
This Policy is not intended to replace any existing Corporate or Business Unit policies, procedures or required approvals.